PLAN OF DISTRIBUTION
                                  OF
                THE AMERICAN FUNDS TAX-EXEMPT SERIES I
      WHEREAS, The American Funds Tax-Exempt Series I (the "Trust") is a Massachusetts business trust which initially offers shares of beneficial interest in two series designated The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia (the "Funds"), and may establish additional series in the future;
      WHEREAS, the Trust desires to employ American Funds Distributors, Inc. ("AFD") as distributor of the shares of beneficial interest of the Funds and of all series which may be established in the future, and the Trust and AFD are parties to a Principal Underwriting Agreement ("Agreement");
      WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Trust to bear expenses of distribution of its shares, including reimbursement of AFD for its expenses in the promotion of the sale of shares of the Fund, pursuant to the Agreement;
      WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that this Plan will benefit the Trust and its shareholders;
      NOW, THEREFORE, the Trust adopts this Plan as follows:
      1. The Trust may expense pursuant to this Plan amounts not to exceed .25 of 1% per annum of the average daily net assets of each of the Funds.
      2. Subject to the limit in paragraph 1, the Trust shall pay, or reimburse AFD for, amounts to finance any activity which is primarily intended to result in the sale of shares of the Funds including, but not limited to, commissions or other payments to dealers, and salaries and other expenses of AFD relating to selling or servicing efforts; provided, (i) that the Board of Trustees of the Trust shall have approved categories of expenses for which payment or reimbursement shall be made pursuant to this paragraph 2, (ii) that reimbursement shall be made in accordance with the terms of the Agreement, and
(iii) that there shall be no reimbursement for any amounts which were expended by AFD in a prior fiscal year of the Trust but were not reimbursed in such year due to the limitation in paragraph 1. The Plan as adopted with respect to any additional series shall specify the fee or other expenses payable by or with respect to such series.
     3. This Plan was initially approved, along with the related Principal Underwriting Agreement, by the Board of Trustees (as provided in paragraph 4) on July 17, 1986 and by the Trust's initial shareholders on July 21, 1986. The Plan, most recently approved in amended form on July 21, 1988, was approved by vote of a majority of the outstanding voting securities of the Trust (as defined in the Investment Company Act of 1940 (the "1940 Act")) on November 22, 1988.
 4. All material amendments to, or renewal of, this Plan must be approved, together with any related agreement, by votes of the majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement. Additionally, this Plan may not be amended to increase materially the amount to be spent for distribution with respect to a series unless such amendment is also approved by a vote of a majority of the outstanding voting securities of that series as defined in the 1940 Act.
      5. At least quarterly, the Board of Trustees shall be provided by any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement, and the Board shall review a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.
      6. This Plan may be terminated as to the Trust at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or such series. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until July 31, 1990. It may thereafter be renewed from year to year in the manner provided for in paragraph 4 hereof.
      7. Any agreement related to this Plan shall be in writing, and shall provide:
      A. that such agreement may be terminated as to the Trust or any series at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or such series, on not more than sixty (60) days' written notice to any other party to the agreement; and
      B. that such agreement shall terminate automatically in the event of its assignment.
      8. While this Plan is in effect, the selection and nomination of Trustees of the Trust who are not "interested persons" of the Trust ( as defined in the 1940 Act) shall be committed to the discretion of the Independent Trustees.
     9. This Plan may be adopted, amended, continued or renewed with respect to a series as provided herein notwithstanding such adoption, amendment, continuance or renewal has not been effected with respect to any one or more other series of the Trust.
     10. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 5 hereof for a period of not less than six (6) years from the date of this Plan, or such agreement or reports, as the case may be, the first two (2) years of which such records shall be stored in an easily accessible place.
     IN WITNESS WHEREOF, the Trust has caused this Plan to be executed by its officers thereunto duly authorized, as of August 1, 1989.
                         THE AMERICAN FUNDS TAX-EXEMPT SERIES I
     By /s/ Harry J. Lister
        (President)
     By /s/ Howard L. Kitzmiller
        (Vice President, Secretary and Treasurer)
      RENEWAL OF PLAN OF DISTRIBUTION
WHEREAS, The American Funds Tax-Exempt Series I (the "Trust") adopted a Plan of Distribution pursuant to rule 12b-1 under the Investment Company Act of 1940 (the "Plan"), dated August 1, 1989, for the promotion of the sale of shares of beneficial interest of two series of this Trust, designated The Tax-Exempt Fund of Maryland and The Tax-Exempt Fund of Virginia (the "Funds") on certain terms and conditions and subject to certain provisions set forth therein; and WHEREAS, continuance of said Plan was approved by the vote of the holders of a majority of the outstanding shares of beneficial interest of the Funds at the Special Meeting of Shareholders held November 22, 1988, and said Plan provides for year-to-year renewals, upon certain specified conditions, and the renewal of said Plan has been approved by the Board of Trustees of the Trust on July 18, 1996.
NOW, THEREFORE, the Plan of Distribution dated August 1, 1989 is hereby renewed for the additional period beginning August 1, 1996, and ending at the close of business on July 31, 1997.
     THE AMERICAN FUNDS TAX-EXEMPT SERIES I
     By  James H. Lemon, Jr.
           Chairman of the Board
     By   Howard L. Kitzmiller
            Senior Vice President, Secretary & Treasurer
July 18, 1996